Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 66 dated December 15, 2006

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PQ20

ISIN:	US52517PQ202

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$5,000,000

	Total	Per Note
Issue Price:	$5,000,000	100.0%
Agent’s Commission:	$0	0.0%
Proceeds to Lehman Brothers Holdings:	$5,000,000	100.0%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

Trade Date:	December 15, 2006

Issue Date:	December 28, 2006

Stated Maturity Date:	December 28, 2021, subject to Optional Redemption; provided that if such day is not a New York and London business day, then such day will be the following New York and London business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☒ Fixed Rate Note

Interest Rate per Annum:	For each Interest Period commencing on or after the Issue Date to but excluding December 28, 2011: 7.15% times the Interest Accrual Factor

For each Interest Period commencing on or after December 28, 2011 to but excluding December 28, 2016: 10.00% times the Interest Accrual Factor

For each Interest Period commencing on or after December 28, 2016 to but excluding the Stated Maturity Date: 15.00% times the Interest Accrual Factor

☐ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ LIBOR Telerate
☐ LIBOR Reuters
☐ EURIBOR
☐ Treasury Rate: Constant Maturity ☐ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other:

Spread:	Not applicable

Initial Interest Rate:	Not applicable

Maximum Rate:	Not applicable

Minimum Rate:	0%

Interest Period:	Quarterly, from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment

Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each December 28, March 28, June 28 and September 28, commencing on March 28, 2007; provided that if such day is not a New York and London business day, then such day will be the following New York and London business day unless such day falls in the following month in which case it will be the preceding New York and London business day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Optional Redemption.

Interest Accrual Factor:

For any Interest Period, the number of calendar days in each Interest Period in respect of which the 6m USD LIBOR REF is greater than or equal to 0.00% and less than or equal to 6.75%, divided by the total number of calendar days in each such Interest Period.

6m USD LIBOR REF:

For any day during an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Telerate Page 3747 as of 11:00 a.m. London time on such day, subject to the Rate Cut Off.

Rate Cut Off:

The 6m USD LIBOR REF for Saturday, Sunday or any other day that is not a London business day will be the 6m USD LIBOR REF for the immediately preceding London business day . The 6m USD LIBOR REF applicable to the fifth London business day prior to an Interest Payment Date will remain in effect until such Interest Payment Date.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes ☒ No

Calculation Agent:	Lehman Brothers Special Financing Inc.

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed, on each Interest Payment Date, commencing on or after March 28, 2007.  Notice of redemption will be given not less than five New York and London business days prior to the redemption date.

Form of Note:	☒ Book-entry only (global) ☐ Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF 6-MONTH LIBOR

The following table shows for illustrative purposes the historical level of 6m USD LIBOR REF in effect on the date prior to the Trade Date and for the hypothetical Interest Payment Dates listed below. The Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on 6m USD LIBOR REF in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBOR REF should not be taken as an indication of the future performance of 6m USD LIBOR REF during the term of the Notes. Fluctuations in the level of 6m USD LIBOR REF make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBOR REF (%)
12/14/06	5.371
9/28/2006	5.37
6/28/2006	5.618
3/28/2006	5.068
12/28/2005	4.69
9/28/2005	4.2
6/28/2005	3.66
3/28/2005	3.37
12/28/2004	2.766
9/28/2004	2.17
6/28/2004	1.87
3/29/2004	1.16
12/29/2003	1.212
9/29/2003	1.18
6/30/2003	1.119
3/28/2003	1.26
12/30/2002	1.38
9/30/2002	1.71
6/28/2002	1.956

3/28/2002	2.33
12/28/2001	1.981
9/28/2001	2.522
6/28/2001	3.83
3/28/2001	4.749
12/28/2000	6.204
9/28/2000	6.76
6/28/2000	6.94
3/28/2000	6.52
12/28/1999	6.166
9/28/1999	5.936
6/28/1999	5.464
3/29/1999	5.052
12/28/1998	5.157
9/28/1998	5.25
6/29/1998	5.781
3/30/1998	5.75
12/29/1997	5.906
9/29/1997	5.844
6/30/1997	5.906
3/28/1997	5.938
12/30/1996	5.594
9/30/1996	5.719
6/28/1996	5.75
3/28/1996	5.5
12/28/1995	5.5
9/28/1995	5.938
6/28/1995	5.875
3/28/1995	6.438
12/28/1994	7
9/28/1994	5.688
6/28/1994	5.125
3/28/1994	4.188
12/28/1993	3.5
9/28/1993	3.375
6/28/1993	3.5
3/29/1993	3.375
12/28/1992	3.688
9/28/1992	3.312
6/29/1992	4.125
3/30/1992	4.562
12/30/1991	4.25

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the

Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement.  Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.